SCHEDULE 14C
               Information Required in Information Statement
                          SCHEDULE 14C INFORMATION
              Information Statement Pursuant to Section 14(c)
                   of the Securities Exchange Act of 1934
                              (AMENDMENT NO. )

     Check the appropriate box:

     [ ]  Preliminary Information Statement

     [ ] Confidential, For use of the Commission Only (as permitted by Rule 14c-5(d)(2))

     [X]  Definitive Information Statement


                           BEST LOCK CORPORATION

              (Name Of Registrant As Specified In Its Charter)

     Payment of Filing Fee (Check the appropriate box):
     [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii) or 14c-5(g).

     [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
          (1) Title of each class of securities to which transaction applies:
          (2) Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 [set forth the amount on which the filing fee is calculated and state how it was determined]:
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

     [X]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

                           Best Lock Corporation

                    1995 Annual Meeting of Shareholders

                           Information Statement

                              October 30, 1995

                           BEST LOCK CORPORATION

                NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS

                              October 30, 1995


          The Annual Meeting of Stockholders of Best Lock Corporation (the "Corporation") will be held on Monday, October 30, 1995, at 8:00 a.m., Indianapolis Time, at Omni Indianapolis North Hotel, 8181 N. Shadeland Ave., Indianapolis, Indiana for the following purposes:

          1. To elect five Directors of the Corporation for the ensuing year.

          2. To consider and act upon a proposed amendment to the Certificate of Incorporation of the Corporation to limit the liability of directors in accordance with Delaware law.

          3. To ratify and approve the selection of Arthur Andersen LLP as auditors for the year 1995.

          4. To transact such other business as may properly come before the meeting.


          Only shareholders of record on September 29, 1995 are entitled to notice of and to vote at this meeting. You are cordially invited to attend the meeting.


                                   By Order of the Board of Directors


                                   Gregg A. Dykstra, Secretary

     October 9, 1995

     Indianapolis, Indiana

                           INFORMATION STATEMENT

                           BEST LOCK CORPORATION
                               P.O. Box 50444
                        Indianapolis, Indiana 46250

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 30, 1995


          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The principal executive offices of Best Lock Corporation (the "Corporation") are located at 6161 E. 75th Street, Indianapolis, Indiana 46250. The approximate mailing date of this Information Statement will be October 9, 1995.



              VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        Shares of common stock, 121,653.85 of which were outstanding as of September 29, 1995, are the only voting securities of the Corporation. Each share is entitled to one vote. Only holders of common stock of record at the close of business on September 29, 1995 will be entitled to vote at the Annual Meeting of the Stockholders.


     Stock Ownership in the Corporation by Principal Holders

        The following table sets forth the information as of September 29, 1995 with respect to shares of the Corporation's common stock which are held by the only persons known to the Corporation to be the beneficial owners of more than 5% of such stock based upon information received from such persons. For purposes of this report, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission.


                 Name and Address (1)                       Amount and Nature of                      Percent
                  of Beneficial Owner                       Beneficial Ownership                      of Class
                 Best Universal Lock Co.                     95,556.34 (2)                               79%

                 The NBD Bank, N.A.                          10,539.19 (3)                                9%
                 One Indiana Square
                 Indianapolis, Indiana  46204

                 Russell C. Best                            107,781.53 (2)(4)(5)                         89%

                 Larry W. Rottmeyer                          10,539.19 (4)                                9%

                 Gregg A. Dykstra                            10,539.19 (4)                                9%

         _______________



     (1) Unless otherwise specified, all addresses are c/o Best Lock Corporation, P. O. Box 50444, Indianapolis, Indiana 46250.

     (2) Russell C. Best owns beneficially 44% of the outstanding Series A Common Stock, no par value, of Best Universal Lock Co. ("Universal") and Frank E. Best, Inc. ("Best") owns 100% of the outstanding Series B Common Stock, no par value, of Universal. Russell C. Best owns beneficially 66% of the outstanding Common Stock of Best. Russell C. Best is a director, president and chief executive officer of each of the Corporation, Universal and Best. Universal is the record owner of 95,556.34 shares of Common Stock of the Corporation.


     (3) The NBD Bank, N.A. held these shares in its capacity as the Trustee of the Best Lock Corporation Stock Bonus Plan. Prior to 1995, the Trustee voted the shares pursuant to the instructions of the Administrative Committee. Commencing in 1995, pass-through voting rights have been extended to the participants with the Administrative Committee retaining the right to vote shares for which no voting instructions have been received from participants.



     (4) Includes 10,539.19 shares held by the Best Lock Corporation Stock Bonus Plan with respect to which such person as a member of the Administrative Committee has shared power to direct voting and disposition.


     (5)  Includes 95,556.34 shares held by Universal in which Russell
          C. Best is a director, president and controlling shareholder.


     Stock Ownership in the Corporation by Directors and Executive
     Officers


          The following table sets forth information as of September 29, 1995 with respect to beneficial ownership of the Corporation's common stock by its directors, director nominees, named executive officers and all directors and executive officers as a group:

                                                                          Amount and Nature of                 Percent
                     Name and Office (1)                                  Beneficial Ownership                 of Class
                     Russell C. Best, Chairman of
                     the Board, President, Chief
                     Executive Officer and Director (5)                    107,781.53 (2)(3)(4)                   89%

                     Mariea L. Best, Director (5)                                1.00                             -0-

                     Gregg A. Dykstra, Secretary/
                     Treasurer; Director Nominee                            10,539.19 (3)                          9%

                     Larry W. Rottmeyer, Vice President
                     and General Manager of Business
                     Development of Best Lock Corporation,
                     Director Nominee                                       10,539.19 (3)                          9%

                     Eric M. Fogel,
                     Director Nominee                                            -0-                             -0-

                     All directors and executive officers
                     as a group (6 persons)                                107,782.53 (3)(4)                      89%

         ____________________

         (1) Walter E. Best, Richard E. Best and Marshall W. Best resigned all of their positions with the Corporation effective February 15, 1995. R. Gene McCullum resigned as director of the Corporation effective December 30, 1994 and ceased to be employed by the Corporation as of March 1, 1995. None of these individuals owns any shares of Common Stock of the Corporation, Frank E. Best, Inc. or Best Universal Lock Co.

     (2) Russell C. Best owns beneficially 44% of the outstanding Series A Common Stock, no par value, of Best Universal Lock Company ("Universal") and Frank E. Best, Inc. ("Best") owns 100% of the outstanding Series B Common Stock, no par value, of Universal. Russell C. Best owns beneficially 66% of the outstanding Common Stock of Best. Russell C. Best is a director, president and chief executive officer of each of the Corporation, Universal and Best. Universal is the record owner of 95,556.34 shares of Common Stock of the Corporation.





     (3) Includes 10,539.19 shares held by the Best Lock Corporation Stock Bonus Plan with respect to which such person as a member of the Administrative Committee has shared power to direct voting and disposition.



     (4)  Includes 95,556.34 shares held by Universal in which Russell
          C. Best is a director, president and controlling shareholder.

     (5)  Russell C. Best is the spouse of Mariea L. Best.




     Stock Ownership in Frank E. Best, Inc. by Directors and Executive
     Officers


          The following table sets forth information as of September 29, 1995 with respect to beneficial ownership of the Common Stock of Frank E. Best, Inc. ("Best"), the ultimate parent of the Corporation, by the directors, director nominees and named executive officers of the Corporation and all such directors and executive officers as a group.


                                                                    Amount and Nature of              Percent
                          Name and Office                           Beneficial Ownership              of Class

                          Russell C. Best,Chairman of
                          the Board, President, Chief
                          Executive Officer and
                          Director (3)                              395,299 (1)(2)                       66%

                          Mariea L. Best, Director (3)                    1                              -0-

                          Gregg A. Dykstra, Secretary/
                          Treasurer/ Director Nominee                77,935 (2)                          13%

                          Larry W. Rottmeyer, Vice President
                          and General Manager of Business
                          Development, Director Nominee              77,935 (2)                          13%

                          Eric M. Fogel,
                          Director Nominee                                 -0-                          -0-

                          All directors and executive
                          officers as a group (6 persons)           395,300 (1)(2)                       66%

         _____________________

         (1) Includes 204,053 shares held by Best Lock Partnership in which Russell C. Best, a corporation in which Russell C.



          Best owns all of the voting securities and Best Lock
          Corporation are the general partners.


     (2) Includes 77,935 shares held by the Best Lock Corporation Stock Bonus Plan with respect to which such person as a member of the Administrative Committee of the Plan has shared power to direct voting and disposition.

     (3)  Russell C. Best is the spouse of Mariea L. Best.



     Stock Ownership in Best Universal Lock Co. by Directors and
     Executive Officers


          The following table sets forth information as of September 29, 1995 with respect to beneficial ownership of the Common Stock of Best Universal Lock Co. ("Universal"), the parent of the Corporation, by the directors, director nominees and named executive officers of the Corporation and all such directors and executive officers as a group.



                                                                    Amount and Nature of              Percent
                          Name and Office                           Beneficial Ownership              of Class

                          Russell C. Best, Chairman of
                          the Board, President, Chief
                          Executive Officer and
                          Director (3)                              338,176 (1)(2)                       88%

                          Mariea L. Best, Director (3)                    1                              -0-

                          Gregg A. Dykstra, Secretary/Treasurer,
                          Director Nominee                           27,262 (2)                           7%

                          Larry W. Rottmeyer, Vice President
                          and General Manager of Business
                          Development of Best Lock Corporation,
                          Director Nominee                           27,262 (2)                           7%

                          Eric M. Fogel,
                          Director Nominee                                 -0-                          -0-

                          All directors and executive
                          officers as a group (6 persons))          338,177 (1)(2)                       88%

         ______________________


     (1) Includes 300,000 shares held by Frank E. Best, Inc. in which Russell C. Best is a director, president and a controlling shareholder and 8,787 shares held by the Best Lock
          Partnership in which Russell C. Best, a corporation in which Russell C. Best owns all of the outstanding voting securities and Best Lock Corporation are general partners.


     (2) Includes 27,262 shares held by the Best Lock Stock Bonus Plan with respect to which such person as a member of the Administrative Committee has shared power to direct voting and disposition.

     (3)  Russell C. Best is the spouse of Mariea L. Best.



                             CHANGE IN CONTROL

          A change in control of the Corporation occurred on May 18, 1994. On that date, Russell C. Best, then Chief Executive Officer and a Director of the Corporation, purchased 114,325 shares of the common stock of Best. Best has 598,710 shares of common stock issued and outstanding. After the purchase, Russell
     C. Best controlled, directly or indirectly, 50.27% of the outstanding common stock of Best. This voting control of Best was based on the following stock ownership in Best:

               Name of Shareholder          Number of Shares

               Russell C. Best                     115,812

               Walter E. Best Co., Inc.*           185,188
                                                   -------
               Total                               301,000
                                                   =======

          * Russell C. Best owns all of the voting common stock of Walter E. Best Co., Inc. ("WEBCO"). Accordingly, he is in effective control of the manner in which the Best shares owned by WEBCO are voted.


          Currently, Best owns 300,000 of the 386,469 issued and outstanding shares of common stock of Universal. Universal owns 95,556.34 of the 121,635.85 issued and outstanding shares of common stock of the Corporation.


          Based on the foregoing, the person in control of Best controls the Corporation because Best owns approximately 78% of the outstanding common stock of Universal, which in turn owns approximately 79% of the outstanding common stock of the Corporation.


          After the purchase of Best stock as described above, Russell
     C. Best beneficially owned, directly or indirectly, approximately 74% of the voting securities of the Corporation, taking into consideration the 95,556.34 shares of the Corporation common stock owned by Universal and the 1,687 shares of the Corporation's common stock individually owned by Russell C. Best. Currently, Russell C. Best beneficially owns approximately 89% of the voting securities of the Corporation after taking into consideration the 10,539.19 shares held by the Best Lock Corporation Stock Bonus Plan in addition to the common stock owned by Universal and the stock held by him individually.



          Russell C. Best purchased the 114,325 shares of Best from Bank One, Indianapolis, NA as Trustee of the Walter E. Best Irrevocable Trust, under a Trust Agreement dated December 28, 1972, at a price of $29.36 per share, for a total consideration of $3,356,582. Russell C. Best purchased the 114,325 Best shares with the proceeds of a loan in the amount of $3,400,000 from the Corporation. The loan was made in accordance with the terms of the Employment Agreement between the Corporation and Russell C. Best, dated May 5, 1994 and described in "Compensation Committee Interlocks and Insider Participation - Employment Agreement and Agreement Respecting Sale of Stock." Prior to the acquisition of control by Russell C. Best, no single person possessed control of the Corporation.


                   SECTION 16(A) REPORTING DELINQUENCIES

          Based solely upon a review of Forms 3 and 4 and amendments thereto provided to the Corporation during the most recent fiscal year and Form 5 and amendments thereto furnished to the Corporation with respect to its most recent fiscal year and written representations from its directors, officers and more than 10% shareholders, the following table sets forth certain information concerning Section 16(a) reporting delinquencies by the above-referenced persons during the Corporation's most recently completed fiscal year.

          With respect to Section 16(a) of the Exchange Act, the following insider filings were delinquent:


                                      Late                    Failure
        Person                 Form   Report  Transactions    to File

        Russell C. Best          4     N/A          2           1
        Walter E. Best           4     N/A          2           1
        Roger E. Beaverson       4     N/A          2           1
        BLC Stock Bonus Plan     4     N/A          2           1
        Russell C. Best          5     1            2           N/A
        Walter E. Best           5     1            2           N/A
        Roger E. Beaverson       5     1            2           N/A
        BLC Stock Bonus Plan     5     1            2           N/A


     All of the above failures to file have since been rectified.

                     NOMINEES FOR ELECTION AS DIRECTORS


        At the meeting five directors are to be elected to serve for a term of one year and until their successors shall be elected and qualified. The following slate of five nominees has been chosen by the Board of Directors and the Board recommends that each be elected.



                                                            Position Held
                                                          With Corporation                                Director
         Name
                                      Age              Or Principal Occupation                            Since

         Russell C. Best (1)          34               Chairman of the Board of                           1991
                                                       the Corporation since March, 1995;
                                                       President of the Corporation since
                                                       February 15, 1995; Chief Executive
                                                       Officer of the Corporation since May,
                                                       1994; Executive Vice President
                                                       of the Corporation from June, 1992
                                                       to May, 1994; Marketing Director
                                                       of the Corporation from 1989-1992;
                                                       President and Chief Executive Officer
                                                       of Best Universal Lock Co. and
                                                       Frank E. Best, Inc. since February 15,
                                                       1995; prior thereto Vice President of
                                                       Best Universal Lock Co. and
                                                       Frank E. Best, Inc. from prior to 1990;
                                                       director of Frank E. Best, Inc. and
                                                       Best Universal Lock Co.

         Mariea L. Best (1)           32               Sole shareholder and president of Best             1995
                                                       Event and Travel, Inc., a travel agency,
                                                       from 1991-1994; Special Event Coordinator
                                                       for Wiersma from 1987-1990;
                                                       Director of the Corporation,
                                                       Frank E. Best, Inc.
                                                       and Best Universal Lock Co.



         Gregg A. Dykstra             39               Secretary/Treasurer of the Corporation,            nominee
                                                       Frank E. Best, Inc. and Best Universal
                                                       Lock Co. since March, 1995; General Counsel
                                                       of Best Lock Corporation since November, 1989



         Larry W. Rottmeyer           39               Vice President and General Manager                 nominee
                                                       of Business Development of
                                                       Best Lock Corporation since
                                                       June, 1995; Vice President of
                                                       Marketing of Best Lock Corporation
                                                       from October, 1994 to June, 1995;
                                                       chief executive officer/president for
                                                       Marcon Corporation, an independent



                                                       marketing and research firm, from October,
                                                       1994 to June, 1995; chief executive
                                                       officer/president and senior marketing
                                                       consultant for Marcon Corporation from
                                                       1987 to October, 1994

         Eric M. Fogel                40               Partner in the law firm of Holleb &                nominee
                                                       Coff, Chicago, Illinois, since
                                                       December 1993; associate in the law
                                                       firm of Sonnenschein Nath & Rosenthal,
                                                       Chicago, Illinois, from July, 1989
                                                       to November, 1993

         ______________________

     (1)  Russell C. Best is the spouse of Mariea L. Best.


          The Board of Directors does not have standing audit, nominating or compensation committees.

          The Board of Directors of the Corporation held three meetings and conducted business by unanimous written consent in lieu of meeting eight times during 1994. All directors were present for at least 75 percent of such meetings.

          Effective April 1, 1995, each member of the Board of Directors will be entitled to fees for services rendered in his or her capacity as a director in the amount of $25,000 per calendar year.


                           EXECUTIVE COMPENSATION

     Board of Directors Compensation Report

     In General


          The Board of Directors has responsibility for establishing executive compensation and the Corporation does not have a compensation committee or other board committee performing similar functions. The compensation for executive officers of the Corporation consists primarily of salary and a cash bonus. Executive officers also participate, along with other employees, in the Best Lock Corporation Stock Bonus Plan, a qualified non-contributory defined benefit pension plan, a bonus plan and 401(k) plan. In 1994, the Corporation made no contributions to the Stock Bonus Plan. Also, during 1994 the Corporation implemented the 401(k) plan.


          In determining the levels of salary and bonus, the Board of Directors considers a number of factors, including corporate performance, internal compensation equity, external pay practices for comparable companies and the executive's level of responsibility, experience and expertise as well as their subjective evaluation of the performance of the executive. The

     Directors refer to several outside surveys and studies of companies similarly situated in size and profitability and utilize consultants and other outsiders in establishing the various pay levels of the executives.

     Chief Executive Officer

          On May 5, 1994, the Corporation and Russell C. Best entered into an Employment Agreement pursuant to which Russell C. Best assumed the duties of Chief Executive Officer of the Corporation. The initial term of this agreement expires December 31, 1998; however, the term is automatically extended by one additional year on December 31 of each year unless earlier terminated by notice of either party to the other at least thirty (30) days prior to December 31 of each year. The agreement provides for a base salary of $425,000 per year, subject to increases for inflation, individual performance of Mr. Best, overall corporate performance and adjustments to salary of other senior management, plus the participation of Russell C. Best in all general and executive compensation and benefit plans of the Corporation, including any incentive or bonus plans.

          In March, 1995, the Board of Directors reviewed the performance of Mr. Best since he assumed the duties of Chief Executive Officer in May, 1994 and recognized the following factors as evidence of the excellent performance of Mr. Best:

          1. The Corporation's net income before provision for income taxes increased from $1,149,518 in the year ended December 31, 1993 to $2,208,155 in the year ended December 31, 1994;

          2. The Corporation's earnings per share increased by 92% from $8.76 for the 1993 year to $16.83 for the 1994 year;

          3. The Corporation's sales revenues increased by 6.24% from $98,521,396 for the 1993 year to $104,669,003 for the 1994 year;

     Certain members of the Board of Directors also reviewed certain compensation survey research data analyzed by an outside consultant with respect to compensation levels of chief executive officers of corporations comparable to the Corporation. In light of these factors and the review of compensation survey research data and consistent with the terms of the employment agreement, the Board of Directors determined that Mr. Best should be paid a bonus in the amount of $340,000 for his performance in calendar year 1994 and as an incentive for him to continue to perform at an excellent level. In light of these same factors and in accordance with the employment agreement, the Board of Directors also determined to increase Mr. Best's annual base compensation from $425,000 to $615,000 effective as of April 1, 1995.


          Prior to May, 1994, Walter E. Best was the Chief Executive Officer of the Corporation. Mr. Best, is the eldest son of the inventor and founder of the Corporation, Frank E. Best. Walter
     E. Best was in this position since 1966 and has numerous patents in the locking art. An important element in the determination of his compensation was his continuing effort to focus the Corporation in its traditional areas of strength.


                                   Submitted by Board of Directors



                                   Russell C. Best, Mariea L. Best

     Summary Compensation

          The information in the following table discloses all remuneration paid to the five most highly compensated executive officers of the Corporation, for services in all capacities to the Corporation and its parents, Frank E. Best, Inc. ("Best") and Best Universal Lock Co. ("Universal"), during the fiscal years ended December 31, 1994, 1993, and 1992.


                                                   Summary Compensation Table

                                                                       Annual Compensation
                                                                                                      All Other (5)
         Name and Principal Position               Year             Salary           Bonus (4)        Compensation

         Walter E. Best (1)                        1994             $444,965         $  3,665                  $ 1,450
         Chairman and President                    1993              435,668            1,779                    1,817
                                                   1992              430,443              420                    1,997

         Russell C. Best (2)                       1994             $406,657         $343,665                    -0-
         Chief Executive Officer                   1993              250,705            1,779                  $ 1,750
                                                   1992              238,591              420                    1,920

         Marshall W. Best (1)                      1994             $220,694         $  2,015                    -0-
         Vice-President, Manufacturing             1993              218,092            1,779                  $ 1,632
                                                   1992              188,198              420                    1,586

         Richard E. Best (1)                       1994             $214,343         $  1,300                    -0-
         Vice-President, Facilities                1993              212,374            1,779                  $ 1,587
                                                   1992              191,506              420                    1,610

         R. Gene McCullum (3)                      1994             $191,473         $  2,015                  $ 3,000
         Vice-President, Administration            1993              196,706            1,779                    1,474
                                                   1992              209,674              420                    1,762

         _______________________

     (1)  Resigned effective February 15, 1995.

     (2)  Appointed Chief Executive Officer effective May 1, 1994.

     (3) Resigned as a director December 30, 1994. Employment terminated as of March 1, 1995.

     (4) In 1992 and 1993, the bonus payments were flat amounts. In 1994, the bonus payments consisted of a flat base amount plus a percentage based on the employee's achievement of certain business objectives. In the case of Russell C. Best, the bonus amount for 1994 includes an amount equal to $340,000 in recognition of services performed in calendar year 1994, payable in accordance with the employment agreement with Russell C. Best as described in the Board of Directors Compensation Report.

     (5) For 1992 and 1993, these amounts represent contributions by the Corporation to the Best Lock Corporation Stock Bonus



          Plan, a defined contribution plan, on behalf of the named executive officers. For 1994 these amounts represent contributions by the Corporation to the 401(k) plan on behalf of the named executive officers.



     Compensation Pursuant to Plans

        The Best Lock Corporation Stock Bonus Plan is a qualified noncontributory defined contribution plan available to all employees above the age of 21 with one year of full-time service. Voluntary contributions by the Corporation to the plan are made upon the authority of the Board of Directors and are allocated on the basis of annual compensation and years of service. The funds of the Plan are to be invested primarily in securities of the Corporation or its affiliates. Amounts are distributed from the Plan upon the resignation, retirement, termination, or death of the employee in accordance with Plan provisions. Employer contributions for the account of the individuals named in the Summary Compensation Table are included in that table under All Other Compensation.

        The Corporation implemented a 401(k) profit sharing plan during 1994 covering all employees who had completed one year of continuous service and had reached the age of 21 years as of October 1, 1994. Employer contributions to the 401(k) Plan are determined by the Board of Directors. Participants begin vesting in employer contributions after 1 year of service at which time they are 20% vested. Employees become 100% vested after 5 years of service. Employer contributions for the account of the individuals named in the Summary Compensation Table are included in that table under All Other Compensation.


        Messrs. Russell C. Best, Marshall W. Best, Richard E. Best and
     R. Gene McCullum, along with all other employees as of September, 1989, participate in a qualified noncontributory defined benefit pension plan approved by the Board of Directors in 1989. The monthly benefit payable thereunder is based on the employee's compensation and years of past service as of September 1, 1989. The benefits under the plan are stated in terms of a monthly payment at age 65 determined by the product of three components:
     (1) September 1, 1989 basic monthly pay rate; (2) one percent; and (3) the greater of (a) two or (b) the participant's period of employment (in years and months) through August 31, 1989. Normal retirement age is 65, with provisions for earlier retirement with reduced benefits. Such payments are to be made for their lifetime, following which 50% of the monthly amount will be provided for the lifetime of a surviving spouse. The estimated annual benefits under the plan payable upon retirement at age 65 to Russell C. Best, Marshall W. Best, Richard E. Best and R. Gene McCullum are $5,920, $7,403, $6,407 and $37,489, respectively.


        Effective in 1989, the Corporation executed a Supplemental Retirement Benefit Agreement with Walter E. Best. The payments to be made under this agreement are based on his compensation and years of past service as of September 1, 1989, and are payable on a monthly basis following his retirement. Such payments are to be made for his lifetime, following which 50% of the monthly amount will be provided for the lifetime of his surviving spouse. The estimated annual benefits payable to Walter E. Best under this benefit agreement as of December 31, 1994 are $132,300.

     Compensation Committee Interlocks and Insider Participation


        Russell C. Best, President and Chief Executive Officer of the Corporation, Walter E. Best, former President and director of the Corporation, and R. Gene McCullum, former Vice-President Administration and director of the Corporation participated in deliberations of the Board of Directors concerning executive officer compensation. During calendar year 1994, each of these individuals was also a member of the Board of Directors of Best and Universal, each of which is a parent of the Corporation.


     Certain Transactions


          Shortly after the change in control of the Corporation described in "Change in Control," Russell C. Best began to implement organizational changes in the Corporation for the purpose of streamlining operations to reduce costs that would have resulted in a diminution in pay for certain management positions. Walter E. Best objected to these changes and in August, 1994 threatened the Corporation, Russell C. Best and Gregg A. Dykstra, then General Counsel of the Corporation, with a stockholder derivative action for mismanagement and the two individuals with an action for common law fraud (not securities fraud). On February 15, 1995, the Corporation settled all claims arising from the threatened derivative action as well as all claims threatened against the two individuals (the "Settlement"). The material components of the settlement include: (i) the resignation of Walter E. Best from the Board of Directors and as President of each of the Corporation, Universal, and Best; (ii) the resignation of Richard E. Best and Marshall W. Best as officers and employees of the Corporation and the resignation of Robert W. Best as an employee; (iii) the payment of the total sum of approximately $2,050,000 as severance, vacation and bonus payments to Walter E. Best, Robert W. Best, Richard E. Best, Marshall W. Best and Edwina McLemore, an employee of the Corporation; (iv) the payment of the total sum of $1,240,000 in exchange for covenants not to compete from Walter E. Best, Robert
     W. Best, Richard E. Best and Marshall W. Best; and (v) the payment of the total sum of $8,178,296 for the acquisition of shares of the Corporation and interests in a partnership as described below. The covenants not to compete referenced above prohibit each of the individuals for a period of five years from engaging in or having an interest in any business in the locking or security business or from using the name "Best" in association with any business in competition with the Corporation except, however, that in the case of Richard E. Best, Marshall W. Best and Robert W. Best the prohibition against engaging in, or having an interest in, a competing business extends for only two years provided that a member of the Best family does not own more than a de minimus equity interest in such a business. As a part of the Settlement, the Corporation cancelled indebtedness in the approximate amount of $28,690.97 owed as of February 15, 1995 by each of Robert W. Best, Richard E. Best and Marshall W. Best to the Corporation in connection with the Corporation's prior interest in part of the proceeds of a joint and survivor life insurance policy owned by Robert W. Best as Trustee of the Walter Edwin Best Irrevocable Life Insurance Trust and agreed to reimburse Walter E. Best for up to approximately $82,000 in legal fees incurred by Mr. Best in formulating and considering the claims threatened against the Corporation and the two individuals.



        On February 15, 1995, the Corporation purchased an eighty-seven percent (87%)non-voting partnership interest in Best Lock Partnership, a newly formed Indiana general partnership (the "Partnership") for the total consideration of $5,582,625.59. This acquisition was made in two steps. First, on February 15, 1995, the Corporation acquired an eighty-four and one-half percent (84.5%) interest in the Partnership from members of the Best family for a total consideraton of $4,521,433.67. Second, the Corporation acquired a two and one-half percent (2.5%) interest in the Partnership directly from the Partnership for $1,061,191.92.



        The Partnership then acquired shares of capital stock in Best and Universal from members of the Best family for the aggregate purchase price of $1,061,191.92.



        Finally, the Corporation acquired shares of its own common stock from members of the Best Family at an aggregate purchase price of $2,595,670.00.



        After the consummation of these transactions, the total assets of the Partnership were $6,571,711.60. Russell C. Best, Chairman of the Board, President and Chief Executive Officer of the Corporation, and Walter E. Best Company, Inc., an affiliated corporation the voting shares of which are all owned by Russell
     C. Best, are the holders of the remaining thirteen percent (13%) interest in the Partnership, which thirteen percent (13%) interest represents the entire voting interests of the Partnership.

        The information in the following table discloses payments received by members of the Best family in connection with the settlement in the categories identified.

                                 Purchase        Purchase         Purchase        Purchase         Severance
                                 Price for       Price for        Price for       Price for        and Vacation      Noncom-
                                 Partnership     Best's           Corporation's   Universal's      /Bonus            petition
         Name                    Interests       Shares           Shares          Shares           Payments          Payments

         Walter E. Best               -0-        $      293.60    $    770.00     $     329.80     $695,132.80       $640,000.00

         The Huntington Trust         -0-           349,119.76           -0-              -0-             -0-               -0-
          Company, NA, as the
          trustee of the
          Walter E. Best
          Irrevocable Trust

         Walter E. Best, as       3,532,521.46            -0-            -0-              -0-             -0-               -0-
          the trustee of the
          Walter E. Best
          Revocable Trust

         Robert W. Best             250,323.45       43,746.40     734,195.00       140,737.88      429,774.56        200,000.00

         Denise Best                 31,223.14            -0-            -0-              -0-             -0-               -0-

         Richard E. Best            250,323.45       43,658.32     649,495.00       140,737.88      442,563.08        200,000.00

         Amber Best                  31,223.14            -0-            -0-              -0-             -0-               -0-

         Marshall W. Best           250,323.45       43,658.32     649,495.00       140,737.88      439,360.24        200,000.00

         Tracey Best                 31,223.14            -0-            -0-              -0-             -0-               -0-

         Dona J. Best, as           144,272.44            -0-      561,715.00       158,172.08            -0-               -0-
          trustee of the
          Dona J. Best
          Revocable Trust



          The relationships among the parties are as follows: Prior to February 15, 1995, Walter E. Best was President, Chairman, and a member of the Board of Directors of each of the Corporation, Best, Universal, and Walter E. Best Company, Inc. He is the father of the Corporation's current President, Russell C. Best, Robert W. Best, Richard E. Best and Marshall W. Best. Prior to February 15, 1995, Robert W. Best was Assistant to the President of the Corporation. He is a brother of the Corporation's current President, Russell C. Best. Prior to February 15, 1995, Richard
     E. Best was a Vice President of the Corporation. He also is a brother of the Corporation's current President, Russell C. Best. Prior to February 15, 1995, Marshall W. Best was a Vice President of the Corporation. He also is a brother of the Corporation's current President, Russell C. Best. The Walter E. Best Revocable Trust is a revocable trust established by Walter E. Best. The Dona J. Best Revocable Trust is a revocable trust established by Dona J. Best who is the mother of Russell C. Best, Robert W. Best, Richard E. Best and Marshall W. Best. Denise Best is the spouse of Robert W. Best; Amber Best is the spouse of Richard E. Best; and Tracey Best is the spouse of Marshall W. Best.


          The purchase price of the shares of Best, Universal and the Corporation were based on the respective appraised values of such shares as of December 31, 1993 as determined by an independent appraiser, Sigurd R. Wendin & Associates, Inc. of Birmingham, Michigan.

          The Corporation's acquisition of its interest in the Partnership and its redemption of its own common shares were funded through a line of credit obtained by the Corporation from Huntington National Bank of Indianapolis, Indiana.


          The series of transactions described above was approved unanimously by the Corporation's Board of Directors and was undertaken pursuant to an Agreement dated February 15, 1995. An opinion was rendered by Merrill Lynch, Pierce, Fenner & Smith Incorporated to the Corporation's Board of Directors that the settlement transactions, including the severance and non-competition payments, were fair to the Corporation from a financial point of view.


     Employment Agreement and Agreement Respecting Sale of Stock

          On May 5, 1994, the Corporation and Russell C. Best entered into an Employment Agreement pursuant to which Russell C. Best assumed the duties of Chief Executive Officer of the Corporation. The initial term of the Employment Agreement expires December 31, 1998; however, the term is automatically extended by one additional year on December 31 of each year unless earlier terminated by notice by either party to the other at least thirty
     (30) days prior to December 31 of such year.

          The Employment Agreement provides for a base salary of a minimum of $425,000 per year, subject to increases for inflation and other factors, plus the participation of Russell C. Best in all general and executive compensation and benefit plans of the

     Corporation, including any incentive or bonus plans. See "Board of Directors Compensation Report - Chief Executive Officer." The Employment Agreement further provides for a loan of up to $3,400,000 to Russell C. Best, to be repaid to the Corporation over a thirty year period with interest at 7.2% per annum.

          The Employment Agreement also provides severance benefits in the event of termination of employment under certain circumstances. In the event of termination of employment by the Corporation without "cause" or by Russell C. Best with "cause" (as such terms are defined in the Employment Agreement), he will receive in each year throughout the unexpired portion of the term of the Employment Agreement, including any extensions occurring prior to the date of termination, his then current base salary, plus the average of the aggregate amounts of any bonuses, incentive payments, and/or contingent compensation received by him in each of the three immediately preceding calendar years.
     If the Corporation terminates Russell C. Best's employment with "cause," or if he terminates employment without "cause," Russell
     C. Best would forfeit all compensation and benefits following such termination.


          Consistent with the terms of the Employment Agreement, on May 18, 1994, the Corporation loaned $3,400,000 to Russell C. Best pursuant to the terms of a Loan Agreement dated May 5, 1994, to which the Corporation and Russell C. Best are parties. The terms of the loan were as provided in the Agreement. The current outstanding principal balance of the loan is $3,334,001. The loan is secured by 113,311 shares of Best common stock and 451 shares of Universal. See "Change in Control." Such shares will be released pro rata from the pledge as the principal of the loan is repaid.


          On May 16, 1994, the Corporation entered into an Agreement Respecting Sale of Stock (the "Put Agreement") with Russell C. Best. The Put Agreement provides that Russell C. Best has the right, exercisable at any time on or before December 31, 1994, to require the Corporation to purchase from him any shares of Best owned by him at the time of exercise at a price of $29.36 per share. The right was not exercised and the Put Agreement has expired.

     Other Transactions


          Walter E. Best is the president and owns in excess of 10% of the stock of Best Aircraft Corporation. During the past fiscal year, the Corporation leased aircraft and automobiles from Best Aircraft Corporation, paying $180,656 for such services. As part of the Settlement, all of the automobile leases were cancelled and Lock purchased the automobiles used by its employees for an amount equal to the bank indebtedness owed by Best Aircraft Corporation with respect to each such automobile as of February 15, 1995. Larry Rottmeyer, who became Vice President of Marketing of the Corporation in 1994 and is a director nominee, was the president of, and owned in excess of 10% of, Marcon, Inc. The Corporation purchased market research services from Marcon, Inc. during 1994 paying $291,716 for such services.

     Mr. Rottmeyer is no longer an officer or shareholder of Marcon, Inc.


                             PERFORMANCE GRAPH

          The information in the following line graph compares the yearly change in the cumulative total shareholder return on the Corporation's common stock with the cumulative total return of the S & P Composite 500 Index and a selected peer group of companies for the period of five years commencing December 31, 1989 and ending December 31, 1994.

          The graph and table that follows assume that $100 was invested on December 31, 1989 in Best Lock Corporation common stock, the S & P 500 Index and stock of the peer group. The peer group consists of publicly traded companies in industries similar to the Company: Ingersoll-Rand Co., Knape & Vogt Mfg. Co., Masco Corporation, Stanley Works and L. S. Starrett Co. Total return assumes that all dividends are reinvested.























                      1989     1990     1991    1992     1993     1994
     Best Lock
     Corporation    $100.00  $101.98  $103.94 $137.28  $143.17  $143.17
     S & P 500      $100.00  $ 97.00  $126.00 $136.00  $150.00  $152.00
     Peer Group     $100.00  $ 75.14  $109.13 $127.20  $159.12  $129.14


              RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS


          The Board of Directors has selected the firm of Arthur
     Andersen LLP as independent auditors of the accounts of the

     Corporation and its consolidated subsidiary for the fiscal year of 1995.

          The Board of Directors recommends a vote for the proposal to approve the appointment of Arthur Andersen LLP. In the event the appointment of Arthur Andersen LLP should not be approved by the Stockholders, the Board of Directors will make another appointment to be effective at the earliest feasible time, either this fiscal year or the next.

          Representatives of Arthur Andersen LLP are not expected to be at the shareholders' meeting.


      PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION

     Description of the Proposed Amendment:

          The full text of the proposed amendment to the Corporation's Certificate of Incorporation is included in this Information Statement titled Exhibit A . The following description is a summary only and is qualified in its entirety by reference to the text of the proposal under Exhibit A. The text of the proposal is subject to clerical and other non-material revisions that the Board may determine are necessary.

          The Board of Directors has unanimously approved, and proposes that the Stockholders adopt, a new Article VIII of the Corporation's Certificate of Incorporation that would limit the personal liability of the Corporation's directors to the Corporation or its Stockholders for monetary damages for breach of their fiduciary duty to the extent permitted by Delaware law. The text of the proposed amendment appears under Exhibit A.

          Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision cannot eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law concerning an unlawful payment of a dividend or unlawful stock purchase or redemption or
     (iv) for any transaction from which the director derived an improper personal benefit.

          The proposed amendment is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to reduce the personal risks inherent in serving as a director of a corporation. The proposed amendment would not eliminate the directors' duty of care, but it would eliminate the financial exposure of directors of the Corporation for certain breaches of such duty. Directors would remain liable to the Corporation and its stockholders for the acts that are specifically excluded from the scope of the provision as listed above. The proposed amendment would not be retroactive and therefore would not limit the liability of directors for any act or omission occurring prior to the adoption of the proposed amendment.

     Reasons for Amendment:

          Although the Corporation has had little difficulty in attracting and retaining directors, the Board of Directors believes that the Corporation should take all reasonable steps to ensure that it will continue to be able to attract and retain qualified persons for such positions and that directors will not be inhibited in their decision-making because of undue concerns about personal liability. Further, the amendment should have the effect of reducing the cost to the Corporation of obtaining directors and officers liability insurance as well as the risk that the Corporation's assets will be depleted in defending and indemnifying its officers and directors against frivolous stockholder litigation.

     Effect of Amendment:

          If the proposed amendment is adopted, a stockholder will be able to prosecute an action against a director for monetary damages only if the stockholder alleges a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an unlawful dividend payment or stock purchase or redemption or a breach of duty resulting in receipt of an improper personal benefit. A stockholder will not be able to prosecute such an action (including an action relating to an attempted takeover of the Corporation) based on "negligence" or "gross negligence" of a director in the performance of the director's duties. However, the proposed amendment will not limit or eliminate the right of the Corporation or any stockholder to seek an injunction, rescission or other form of non-monetary relief in the event of a breach of the duty of care by a director (although such relief may not be an effective remedy in certain circumstances). In addition, the proposed amendment applies only to claims against a director arising out of service in such capacity and, depending upon judicial interpretation, it may not be effective to relieve a director from liability under the laws of jurisdictions other than Delaware, such as liabilities imposed under the federal securities laws. The proposed amendment will have no effect on tort or other claims by third parties against directors. The proposed amendment will not preclude indemnification of a director by the Corporation for any liability which has not been eliminated by the amendment as permitted by the Delaware General Corporation Law and the Corporation's Bylaws.

          The Corporation has not received notice of any pending or threatened litigation to which any current director is a party or threatened to be made a party in such capacity to which the protections and benefits under the proposed amendment might apply; and the proposed amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or potential director of the Corporation.

          The Board of Directors believes that the diligence exercised by directors stems primarily from their fiduciary duty and desire to act in the best interests of the Corporation and its

     Stockholders and not from fear of monetary damages. Consequently, they believe that the level of care exercised by them in the performance of their duties would not be lessened by the adoption of the proposed amendment. The Board of Directors recognizes that it and future members of the Board of Directors could personally benefit from approval of the proposed amendment, but for the reasons stated above, the Board of Directors believes that the proposed amendment is in the best interests of the Corporation and its Stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
     "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION.


                      VOTE REQUIRED TO APPROVE MATTERS


          A quorum for the meeting requires the presence in person or by proxy of holders of a majority of the outstanding shares of the common stock of the Corporation. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting. Abstentions, "broker non-votes" (i.e., where brokers or nominees indicate that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and votes withheld will be treated as present for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of appointment of auditors. With respect to the other proposal, no broker may vote shares held for beneficial owners or other persons entitled to vote without specific instructions from such persons.


          The election of each director requires a plurality of the votes cast. Votes withheld will be deemed not to have been cast.

          The approval of the proposed amendment to the Certificate of Incorporation requires the affirmative vote of the holders of shares representing a majority of the shares of Common Stock outstanding on the record date. Russell C. Best, Chairman of the Board, President and Chief Executive Officer of the Corporation, currently beneficially owns approximately 88% of the outstanding common Stock of the Corporation and intends to vote his shares in favor of the proposed amendment. With respect to such proposed amendments, abstentions and broker non-votes will have the same effect as a vote against the proposal.

          The ratification of the appointment of the auditors requires the affirmative vote of a majority of the shares present in person and entitled to vote at the annual meeting.


                               OTHER BUSINESS

          As of the date of this Information Statement, the Board of Directors knows of no other business which will be presented for consideration at the meeting.

                        AVAILABILITY OF 10-K REPORT

          Copies of the 1994 Annual Report on Form 10-K will be forwarded without charge to security holders as of the record date upon written request to the Secretary.

                                   By Order of the Board of Directors,


                                   Gregg A. Dykstra, Secretary
                                   P.O. Box 50444
                                   Indianapolis, Indiana 46250

                                 EXHIBIT A

               RESOLVED, that a new Article VIII shall be, and the same hereby is, added to the Corporation's Certificate of Incorporation, which Article shall read in its entirety as follows:


                    "No director shall be personally liable to the
               corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article VIII shall not limit or eliminate the liability of a director, to the extent provided by applicable law: (i) for any breach of the duty of loyalty to the corporation or its stockholders,
               (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intention of this Article VIII to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (or successor provision).

                    Any repeal or modification of the foregoing
               provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."